NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
[1-866-233-3223]

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date. The Contract is provided in return for the Purchase Payment(s) made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE AND CANCEL" THE CONTRACT. THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE CONTRACT VALUE IN FULL.

Please note: Nationwide reserves the right to allocate Purchase Payments received during the "Right to Examine and Cancel" period to a money market fund and will allocate the Contract Value to the underlying mutual fund options specified by the Contract Owner when the "Right to Examine and Cancel" period has expired.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY. IF THE CONTRACT IS NOT RETURNED DURING THE "RIGHT TO EXAMINE AND CANCEL" PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:

[Missing Graphic Reference]
Secretary      President

Individual Flexible Purchase Payment Variable Deferred Annuity Contract, Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

NOTICE: Details of the variable provisions of this Contract
are on pages 4, 6 and 12.

TABLE OF CONTENTS

CONTRACT SPECIFICATIONS
PAGE                    Insert

DEFINITIONS

GENERAL PROVISIONS
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Evidence of Survival
Alteration or Modification
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports

CONTRACT EXPENSES
Variable Account Charge

PARTIES TO THE CONTRACT
Nationwide
Contract Owner
Joint Owner
Contingent Owner
Annuitant
Contingent Annuitant
Beneficiaries and Contingent Beneficiaries

THE VARIABLE ACCOUNT ..............................
OPERATION OF THE CONTRACT
Purchase Payments
Transfers
Surrenders
Surrenders Required by the Internal
Revenue Code
Additional Tax Information
CONTRACT OWNER SERVICE
Systematic Surrenders

SUCCESSION OF RIGHTS AND
THE DEATH BENEFIT
Death of Contract Owner
Death of Contract Owner/Annuitant
Death of Annuitant
Death Benefit Payment
Standard Death Benefit

ANNUITIZATION
Annuity Commencement Date
Annuitization Process
Calculation of Fixed Annuity Payments
Calculation of Variable Annuity Payments
Frequency and Amount of Payments
Large Size Annuity Contracts

ANNUITY PAYMENT OPTIONS
Selection of Annuity Payment Option
Life Annuity
Joint and Survivor Annuity
Life Annuity with 120 or 240 Monthly
Payments Guaranteed
Any Other Option
Confirmation of Annuity Payments

TABLES

DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value before the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date annuity payments begin.

Annuity Commencement Date - The date annuity payments are scheduled to begin.

Annuity Unit - An accounting unit of measure used to calculate variable annuity payments.

Beneficiary(ies) - The person(s) designated by the Contract Owner to receive certain benefits under the Contract if the Annuitant or Contract Owner dies before the Annuitization Date and there is no surviving Joint Owner.

Contingent Annuitant - The person designated by the Contract Owner to be the recipient of certain rights or benefits under the Contract if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary(ies) - The person designated by the Contract Owner to receive the benefits accorded the Beneficiary(ies) if the Beneficiary(ies) is not living when the Annuitant dies.

Contingent Owner - The person designated by the Contract Owner to succeed to the rights of a Contract Owner if the Contract Owner dies before Annuitization and there is no Joint Owner.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected rider options, endorsements or attached application form.

Contract Anniversary - Beginning with the Date of Issue, each recurring one-year anniversary of the Date of Issue during which the Contract remains in force.

Contract Owner(s) - The person possessing all rights under the Contract prior to the Annuitization Date, unless there is a Joint Owner.

Contract Value - The value of the Variable Account.

Date of Issue - The date the first Purchase Payment is applied to the Contract.

Death Benefit - The benefit payable when the Annuitant dies before the Annuitization Date, unless a Contingent Annuitant has been named.

Joint Owner - The person possessing an undivided interest in the entire Contract with the Contract Owner. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Nationwide - Nationwide Life Insurance Company.

Non-Qualified Contract - A Contract that does not qualify for favorable tax treatment under Internal Revenue Code Sections 401(a), 403(a), 403(b), 408 or 408A.

Purchase Payment(s) - New money deposited into the Contract by the Contract Owner.

Sub-Accounts - Divisions of the Variable Account where Accumulation Units and Annuity Units are maintained separately. Each Sub-Account corresponds to a different underlying mutual fund.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract. This is the Contract Value minus any applicable charges described in the Contract and any applicable premium taxes.

Valuation Date - Each day the New York Stock Exchange and Nationwide's home office are open for business or any other day during which there is a sufficient degree of trading the Sub-Accounts of the Variable Account that the current net asset value of its Accumulation Units might be materially affected. If the required information has not been received by the time indicated, then the date used for valuation will be the next day the New York Stock Exchange and Nationwide's home office are open for business.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of Nationwide into which Purchase Payments may be allocated.

GENERAL PROVISIONS

Entire Contract

The Contract is the entire agreement between Nationwide and the Contract Owner.

Non-Participating

The Contract is non-participating. It does not share in the surplus of Nationwide.

Incontestability

The Contract will not be contested by Nationwide.

Contract Settlement

Nationwide may require that the Contract be returned before making any annuity payments or processing a Surrender of the entire Surrender Value.

Evidence of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide's President or Secretary. The Contract may be modified or superseded by applicable law. Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner if required.

Assignment

In some cases a Contract Owner may assign some or all rights under the Contract. An assignment has to be made in writing and signed by the Contract Owner during the lifetime of the Annuitant and before the Annuitization Date. The assignment takes effect on the date it is recorded by Nationwide. Assignment will not be recorded until Nationwide has received sufficient direction from the Contract Owner and assignee as to how rights under the Contract will be allocated. Nationwide may reject or not recognize assignments designed to alter the character of the risk that it originally assumed in issuing the Contract.
Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide's recording of the assignment.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary(ies) prior to the time they become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Beneficiary(ies) or Contingent Beneficiary(ies) is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.

Reports

Before Annuitization, a report showing the Contract Value will be sent to the Contract Owner at his or her last known address at least once a year.

CONTRACT EXPENSES

Variable Account Charge

The base Variable Account charge is 0.45% on an annualized basis and compensates Nationwide for administrative and distribution expenses, as well as expenses associated with issuing, maintaining and assuming certain risks in connection with the Contract. The election of any available options may increase this charge. Nationwide deducts this charge from the Variable Account each business day based on the value of the Variable Account.

PARTIES TO THE CONTRACT

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract. Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract.

The Contract Owner may change a party named in the Contract, except a Joint Owner, if the change request is in writing. Changes are effective as of the date the change request is signed. Nationwide, however, is not responsible for payment or other actions taken before the change request is received. Changes to the Annuitant require Nationwide's written consent and may only be done prior to the Annuitization Date. Nationwide is not responsible for the tax implications of any changes to the named parties. Nationwide may reject changes to the parties named in the Contract if the risk originally assumed by Nationwide in issuing the Contract is materially altered, multiple annuity contracts issued by Nationwide are being utilized to cover a single risk, or if the result of the change is to transfer rights or benefits to an institutional investor.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner and the person designated as the new Contract Owner.

Changes to the Annuitant or Contingent Annuitant are subject to underwriting and approval by Nationwide. If any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner.

Nationwide

Nationwide is a stock life insurance company organized under Ohio law. In exchange for the Purchase Payment(s) made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to single individuals and their beneficiaries. This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

If Nationwide discovers that the risk it intended to assume in issuing this Contract has been altered by any of the following, then Nationwide will take any action it feels is necessary to mitigate or eliminate the altered risk including, but not limited to, rescinding the Contract and returning the Surrender Value:

(1) Information provided by the Contract Owner(s) is materially false, misleading, incomplete or otherwise deficient.

(2) The Contract is being used with other contracts issued by Nationwide to cover a single life or risk.

(3) The Contract is being used to cover multiple lives or risks.

(4) The Contract is being used by an institutional investor.

Nationwide's failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named. If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date.

Joint Owner

Joint Owners must be spouses at the time joint ownership is requested. Joint Owners have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both Joint Owners.

Contingent Owner

The Contingent Owner may receive benefits under the Contract, but only if the Contract Owner is not named as the Annuitant, and dies prior to the Annuitization Date, and there is no surviving Joint Owner. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation.

If a Contract Owner is named as the Annuitant and dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. If a surviving Contingent Owner is also named as the Beneficiary(ies), then he will have all the rights of a Beneficiary(ies).

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Annuitant to be older. The Annuitant may not be changed prior to the Annuitization Date without Nationwide's written consent.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. The Contingent Annuitant must be age 85 or younger at the time of Contract issuance unless Nationwide approves a request for the Contingent Annuitant to be older. All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

Beneficiaries and Contingent Beneficiaries

The Beneficiary(ies) may be entitled to certain rights under the Contract. Whether these rights actually vest depends on several conditions. The Contingent Beneficiary(ies) has no rights unless he survives all Beneficiary(ies) and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract. The right to receive payments under the Contract, including the Death Benefit, is described in detail in the "Succession of Rights and the Death Benefit" section of the Contract.

Unless otherwise directed by the Contract Owner, the following will apply:

(1) After the death of the Contract Owner (assuming all rights vest with the Beneficiary(ies) as described in the preceding paragraphs), the Beneficiary(ies) may name a successor beneficiary. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary(ies) dies;

(2) If there is more than one Beneficiary, each will share equally in any right to receive payment;
(3) If there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

THE VARIABLE ACCOUNT

The Variable Account is a segregated investment account of Nationwide. All assets of the Variable Account are the property of Nationwide, but are not charged with the liabilities from any other of its businesses. Income, gains and losses of the Variable Account reflect its own investment experience and not the investment experience of Nationwide. Although the assets in the Variable Account are the property of Nationwide, it is obligated to make payments to the parties of the Contract.

The Variable Account offers several underlying mutual funds, each being a Sub-Account of the Variable Account. The Contract Owner may allocate Purchase Payments to any of the available Sub-Accounts. Purchase Payments allocated to Sub-Accounts may be subject to terms or conditions established by the corresponding underlying mutual fund. The underlying mutual funds available in the Variable Account are not publicly traded mutual funds.

The value of amounts allocated to each Sub-Account is determined by multiplying the Accumulation Units in the Sub-Account by the value of the Accumulation Unit. When a Sub-Account is established, the Accumulation Unit value is initially set at $10 per unit. The Accumulation Unit value of the Sub-Account fluctuates based on the investment performance of the corresponding underlying mutual fund. Investment experience is tied to the value of the Accumulation Units, not the number of Accumulation Units. Accumulation Units of a Sub-Account are added by Purchase Payment or transfer allocations. Accumulation Units of a Sub-Account are subtracted by any Surrenders, transfers to other Sub-Accounts or charges described in the "Contract Expense" section (except the Variable Account charge).

Underlying mutual fund shares in the Variable Account are valued at their net asset value.

If the shares of an underlying mutual fund are no longer available for investment by the Variable Account or, if in the judgment of Nationwide's management, further investment in such underlying mutual fund's shares should be inappropriate in view of the purposes of the Contract, Nationwide may substitute shares of another underlying mutual fund for underlying mutual fund shares already purchased or to be purchased in the future by Purchase Payments under the Contract.

In the event of a substitution or change, Nationwide may, by appropriate endorsement, make changes to the Contract and other contracts of this class as may be necessary to reflect the substitution or change. Nothing contained in the Contract will prevent the Variable Account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

OPERATION OF THE CONTRACT

Purchase Payments

The Contract is issued in consideration of the Purchase Payment(s) made by the Contract Owner. Purchase Payments are accepted by Nationwide at its home office in Columbus, Ohio. The minimum initial Purchase Payment is required on the Date of Issue and must be at least $10,000. The Contract Owner may satisfy the minimum initial Purchase Payment by making periodic Purchase Payments until the first Contract Anniversary. Nationwide does not require any additional Purchase Payments after the minimum initial Purchase Payment has been satisfied and the Contract will not lapse or otherwise be cancelled for failure to make additional Purchase Payments. Nationwide accepts additional Purchase Payments of at least $500. If additional Purchase Payments are made via automated clearinghouse, the minimum subsequent Purchase Payment amount is reduced to $50.

Notwithstanding the preceding paragraph, total cumulative Purchase Payments under the Contract and any other annuity contract issued by Nationwide with the same Annuitant may not exceed $1,000,000 (and will be returned to the Contract Owner), unless Nationwide agrees in writing to accept Purchase Payments exceeding $1,000,000.

Transfers

Generally, transfers among the Sub-Accounts may occur once daily. All transfers, however, involving the purchase or redemption of underlying mutual fund shares by the Variable Account may be subject to restrictions or requirements imposed by the underlying mutual fund corresponding to the particular Sub-Account. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account. Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to underlying mutual funds that explicitly require the assessment of such fees.

There are certain transfer restrictions, prohibitions or fees that may be imposed by underlying mutual funds.

Nationwide may refuse, limit or otherwise restrict transfer requests, or take any other reasonable action it deems necessary to protect Contract Owners, Annuitants and/or Beneficiaries from short-term trading strategies or other harmful investment practices that negatively impact underlying mutual fund performance of certain Sub-Accounts. Nationwide may restrict a Contract Owner engaged in such a practice or strategy or a third-party acting on behalf of a Contract Owner(s).

Nationwide's failure to take action in any one or more instances with respect to the preceding restrictions is not, nor is it to be construed or deemed as, a further or continuing waiver of its right to enforce them.

Transfers among the Sub-Accounts of the Variable Account must be made before the Annuitization Date.

Surrenders

The Contract Owner may Surrender part or all of the Contract Value before the earlier of:

(1) the death of the Annuitant and any Contingent Annuitant; or

(2) the Annuitization Date.

Nationwide requires that Surrender requests be made in writing and may require the return of the Contract if the entire Contract Value is being Surrendered. To insure Surrenders are being requested properly, Nationwide may require the signature(s) on a Surrender request be guaranteed by a member firm of a major stock exchange or other depository institution qualified to do so.

Unless the Contract Owner provides specific direction to Nationwide as to how amounts from the Contract are to be Surrendered, Nationwide will process requests for Surrender in the following manner.

(1) Proportional Surrender - Surrenders will be taken proportionally from each Sub-Account in which the Contract Owner is invested based on its value.

(2) Surrender Amount Received - The amount received by the Contract Owner will be equal to the amount of the Surrender requested by the Contract Owner minus any charges described in the "Contract Expenses" section and any applicable premium taxes.

The Surrender Value will be paid to the Contract Owner within seven days of the date Nationwide receives, at its home office in Columbus, Ohio, the properly executed Surrender request from the Contract Owner.

The Surrender Value is equal to:

(1) the Contract Value; minus

(2) any charges described in the "Contract Expenses" section; minus

(3) any state premium taxes.

Any applicable federal income taxes are not included in calculating the Surrender Value.

Nationwide has the right to suspend or delay the date of any Surrender from the Variable Account for any period when;

a)	the New York Stock Exchange is closed,
b)	when trading on the New York Stock Exchange is restricted,
c)
when an emergency exists and as a result the disposal of securities in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets in the Variable Account, or

d)	during any other period when the Securities and Exchange Commission by order permits a suspension of Surrender for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth in the preceding paragraphs exist.

Surrenders Required by the Internal Revenue Code

Certain Surrenders may be required by the Internal Revenue Code. For purposes of this section, a Surrender may also be termed a "distribution" or a "required distribution."
In no case may a Surrender be delayed beyond the time specified by Internal Revenue Code Section 72(s).

If any Contract Owner or Joint Owner dies (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date), certain distributions are required by Section 72(s) of the Internal Revenue Code. The following distributions will be made in accordance with these requirements (regardless of any other provisions in the Contract):

(1) If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such Contract Owner's death.

(2) If any Contract Owner dies before the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within five years of the death of the deceased Contract Owner, provided however:

(a)
If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary(ies) or Contingent Beneficiary(ies) as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

(b)
If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of the Death Benefit, to become the Contract Owner of this Contract, and the distributions required under the Required Distribution Provisions will be made upon the death of such spouse.

In the event that the Contract Owner is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

Additional Tax Information

The Contract is subject to requirements found in the Internal Revenue Code. It is intended that the Contract be treated as an "annuity contract" for federal income tax purposes. Nationwide will interpret and administer all sections of the Contract in accordance with Internal Revenue Code Section 72(s). Nationwide reserves the right to amend this Contract to comply with requirements set out in the Internal Revenue Code and regulations and rulings thereunder, as they may exist from time to time.

Surrenders are calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Treasury Regulations and calculated in accordance with the calculation methods made available by Nationwide, prescribed by the regulations and elected by the Contract Owner.

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement describing the Contract requirements for the type of Contract issued.

Nationwide will deduct against the Contract Value the amount of any premium taxes levied by a state or any other government entity on Purchase Payments. The method used to recoup premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable state law. Nationwide currently deducts premium taxes from a Contract Value at one of the following times:

(1) when the Contract is Surrendered;
(2) on the Annuitization Date; or

(3) when Nationwide is subject to the premium tax.

CONTRACT OWNER SERVICE

Systematic Surrenders

The Contract Owner may elect, on a form provided by Nationwide, to take systematic Surrenders of $100 or more on a monthly, quarterly, semi-annual or annual basis. Nationwide will process the Surrenders on a pro-rata basis from each Sub-Account of the Variable Account. Systematic Surrenders may be subject to the charges described in the "Contract Expenses" section, as well as any applicable state premium taxes. Unless otherwise directed by the Contract Owner, Nationwide will withhold federal income taxes from each systematic Surrender.

The Contract Owner may request an age-based systematic Surrender program (in accordance with the table that follows). This type of systematic Surrender program terminates each year on the day before the Contract Anniversary and may be reinstated only on or after the next Contract Anniversary pursuant to a new request.

Age of Contract Owner*	Contract Value Percentage
Under Age 59 1/2	5%
Age 59 1/2 through Age 61	7%
Age 62 through Age 64	8%
Age 65 through 74	10%
Age 75 and Over	13%

*The age of the Contract Owner will be determined as of the date the request for systematic Surrender is received and recorded by Nationwide at its home office in Columbus, Ohio. In the case of Joint Ownership, the "Age of Contract Owner" will be based on the older Joint Owner.

Unless the Contract Owner has made an irrevocable election of Surrenders of substantially equal periodic payments, the systematic Surrenders may be discontinued at any time by written notification to Nationwide. Nationwide may discontinue prospective systematic Surrender Programs.

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant are the same person.

Death of the Contract Owner

If the Contract Owner (or any Joint Owner) and the Annuitant are not the same person and such Contract Owner dies before the Annuitization Date, the Death Benefit does not apply and contractual rights succeed in the following order:

(1) if there is a surviving Joint Owner, he becomes the new Contract Owner;

(2) if there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner;

(3) if there is no surviving Joint Owner or Contingent Owner, the Beneficiary(ies) becomes the new Contract Owner;

(4) if there is no surviving Beneficiary(ies), then the last surviving Contract Owner's estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant

If the Contract Owner (or any Joint Owner) and the Annuitant are the same person, and that person dies before the Annuitization Date, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

(1) if there is a surviving Joint Owner, he is entitled to the Death Benefit;

(2) if there is no surviving Joint Owner, the Beneficiary(ies) are entitled to the Death Benefit;

(3) if there is no surviving Joint Owner or Beneficiary(ies), then the Contingent Beneficiary(ies) are entitled to the Death Benefit;

(4) if there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner's estate is entitled to the Death Benefit.

Death of Annuitant

If there is no Contingent Annuitant, the Contract Owner and the Annuitant are not the same person, and the Annuitant dies before the Annuitization Date, then rights to the Death Benefit are determined in the following order:

(1) the Beneficiary(ies), if they survive the Annuitant;

(2) the Contingent Beneficiary(ies), if they survive the Annuitant;

(3) the last surviving Contract Owner's estate.

Death Benefit Payment

The Death Benefit is only payable if the Annuitant dies before the Annuitization Date. The value of each component comprising the calculation of the amount of the Death Benefit is determined as of the date of the Annuitant’s death, except for the Contract Value component which is valued as of the date Nationwide receives the information necessary to pay a Death Benefit claim as described below.

Prior to paying the Death Benefit, Nationwide must receive in writing at its home office in Columbus, Ohio, the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying the method of Surrender; and (3) state required forms, if any.

Nationwide will accept any one of the following as proper proof of the Annuitant's death:

(1) a certified copy of the death certificate;

(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3) a written statement by a medical doctor who attended the deceased Annuitant; or

(4) any other proof Nationwide finds acceptable.

The party entitled to the Death Benefit must elect a method of Surrender that complies with any applicable Internal Revenue Code requirements. The recipient of the Death Benefit may elect to receive the Death Benefit in the form of:

(1) a lump sum distribution;

(2) an annuity payment; or

(3) any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

The Death Benefit payment will be made or will commence within 30 days after receipt of proof of death and notification of the election on how to receive the Death Benefit.

Standard Death Benefit

The dollar amount of the Death Benefit is equal to the Contract Value.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the contract investment option, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This Annuitization section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1) the requested change is before the Annuitization Date;

(2) the change is made in writing and approved by Nationwide;

(3) the new Annuity Commencement Date is not later than the date the Annuitant reaches age 90, or the end of the tenth Contract Anniversary (unless the Contract Owner elects a later Annuity Commencement Date subject to any laws and regulation then in effect and approved by Nationwide).

A change will become effective as of the date requested, but will not apply to any action taken by Nationwide before it is recorded at Nationwide's home office in Columbus, Ohio.

Annuitization Process

Annuitization is irrevocable once payments have begun. The Contract Owner must provide Nationwide the following items in writing to annuitize the Contract:

(1) election of an Annuity Payment Option; and

(2) election to receive a fixed payment annuity, variable payment annuity or any other combination that may be available on the Annuitization Date.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*
Before 2009	Age last birthday minus 4 years
2009 - 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
After 2043	Age last birthday minus 10 years

*Adjusted age is equal to the Annuitant's actual age in years on his/her last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Calculation of Variable Annuity Payments

Please note that each variable annuity payment will fluctuate and may increase or decrease based on investment experience of the Sub-Accounts.

A variable payment annuity is a series of payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Sub-Accounts selected by the Contract Owner.

The first payment of a variable payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*
Before 2009	Age last birthday minus 4 years
2009 - 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
After 2043	Age last birthday minus 10 years

*Adjusted age is equal to the Annuitant's actual age in years on his/her last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable annuity payments after the first payment will vary in amount and may decrease after the first payment. The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account.

An Annuity Unit is used to calculate the value of annuity payments. When the underlying mutual fund shares were first established, the value of an Annuity Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

(1) the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated;

(2) the result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for variable payment annuities.

Using the Annuity Unit value, the dollar amount of variable annuity payments is determined by:

(1) the dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period;

(2) the fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 business days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

If any annuity payment would be or becomes less than $20, Nationwide may change the frequency of payments to an interval that results in payments of at least $20. In no event will Nationwide make payments under an annuity option less frequently than annually.

Large Size Annuity Contracts

Notwithstanding any other provision in the Contract, the following will apply to all Contracts issued where cumulative Purchase Payments received exceed $2,000,000:

(1) Nationwide may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per Annuitant. For amounts in excess of $5,000,000, Nationwide will permit the naming of additional Annuitants (only for the purpose of Annuitization);

(2)Nationwide may limit the available Annuity Payment Option to a fixed Life Annuity with guaranteed period of payments through age 95 or 20 years (whichever is greater).

ANNUITY PAYMENT OPTIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization. The following applies to the selection of an Annuity Payment Option:

(1) if no Annuity Payment Option is selected, Nationwide will automatically set it as a life annuity with a guaranteed period of 240 months;

(2) Annuity Payment Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend);

(3) Annuity Payment Options may also be limited based on Surrenders required by the Internal Revenue Code.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the "Large Size Annuity Contracts" subsection of the "Annuitization" section.

Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

Life Annuity With 120 or 240 Monthly Payments Guaranteed

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining guaranteed payments.

Any Other Option

The amount and period under any other option will be determined by Nationwide. Payment options not set forth in the Contract are available only if they are approved by both Nationwide and the Contract Owner. Nationwide may elect to make available an immediate annuity contract as a settlement option if requested by the Contract Owner.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected Annuity Payment Option and the amount of each payment (or first payment if a variable Annuity Payment Option has been elected).

GUARANTEED ANNUITY TABLES
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*
		50	55	60	65	70	80	90
Adjusted Age of	50	2.54	2.66	2.77	2.85	2.92
Male Annuitant*	55	2.62	2.78	2.94	3.08	3.19
	60	2.68	2.89	3.11	3.32	3.50	3.75
	65		2.96	3.24	3.54	3.82	4.27
	70			3.34	3.72	4.13	4.88
	80				3.95	4.58	6.17	7.61
	90						7.13	10.40

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

Male Guarantee Period			Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
50	3.03	3.01	2.95	50	2.79	2.78	2.75
51	3.10	3.08	3.01	51	2.85	2.84	2.81
52	3.17	3.14	3.07	52	2.91	2.90	2.86
53	3.24	3.22	3.13	53	2.97	2.96	2.91
54	3.32	3.29	3.19	54	3.04	3.02	2.97
55	3.40	3.37	3.25	55	3.11	3.09	3.03
56	3.49	3.45	3.32	56	3.18	3.16	3.09
57	3.58	3.54	3.39	57	3.26	3.24	3.16
58	3.68	3.63	3.46	58	3.34	3.32	3.23
59	3.78	3.73	3.53	59	3.43	3.40	3.30
60	3.89	3.83	3.60	60	3.52	3.49	3.37
61	4.01	3.94	3.68	61	3.62	3.58	3.44
62	4.14	4.05	3.75	62	3.72	3.68	3.52
63	4.27	4.17	3.83	63	3.84	3.79	3.60
64	4.41	4.30	3.90	64	3.96	3.90	3.68
65	4.57	4.43	3.98	65	4.08	4.02	3.76
66	4.73	4.57	4.05	66	4.22	4.14	3.84
67	4.91	4.71	4.12	67	4.37	4.27	3.93
68	5.09	4.86	4.19	68	4.52	4.41	4.01
69	5.29	5.02	4.26	69	4.69	4.56	4.09
70	5.50	5.18	4.33	70	4.87	4.71	4.17
71	5.73	5.35	4.39	71	5.07	4.88	4.24
72	5.97	5.53	4.44	72	5.28	5.05	4.32
73	6.23	5.71	4.50	73	5.52	5.23	4.39
74	6.51	5.89	4.55	74	5.76	5.42	4.45
75	6.81	6.08	4.59	75	6.03	5.62	4.51
76	7.13	6.27	4.63	76	6.33	5.83	4.56
77	7.47	6.46	4.66	77	6.64	6.04	4.61
78	7.83	6.65	4.70	78	6.99	6.25	4.65
79	8.23	6.84	4.72	79	7.36	6.47	4.69
80	8.65	7.03	4.74	80	7.77	6.69	4.72

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
(Continued)

Male Guarantee Period			Female Guarantee Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
81	9.10	7.21	4.76	81	8.21	6.90	4.74
82	9.58	7.39	4.78	82	8.69	7.12	4.76
83	10.10	7.56	4.79	83	9.21	7.32	4.78
84	10.66	7.73	4.80	84	9.77	7.52	4.79
85	11.25	7.88	4.80	85	10.38	7.70	4.80
86	11.88	8.02	4.81	86	11.04	7.87	4.80
87	12.56	8.16	4.81	87	11.75	8.03	4.81
88	13.27	8.28	4.81	88	12.51	8.18	4.81
89	14.04	8.39	4.81	89	13.32	8.31	4.81
90	14.85	8.50	4.81	90	14.17	8.42	4.81

*Adjusted Age is defined in the Calculation of Fixed Annuity Payments section of the Contract.